Exhibit 4.3

DESCRIPTION OF SECURITIES OF SOUTHERN CALIFORNIA EDISON (“SCE”)
The following description of SCE’s securities is a summary, which is based upon, and is qualified in its entirety by reference to, applicable law and SCE’s restated articles of incorporation (the “SCE Articles of Incorporation”), which are incorporated by reference as an exhibit to this Annual Report on Form 10-K. This summary also is subject to and qualified by the description of the particular terms of the preferred stock and preference stock that are contained in the applicable prospectus supplement.
Description of Preferred and Preference Stock
The SCE Articles of Incorporation authorize the issuance of up to 24 million shares of cumulative preferred stock (par value $25), 12 million shares of cumulative preferred stock (par value $100), and 50 million shares of preference stock with no par value. The terms of the preferred stock are defined in the SCE Articles of Incorporation and cannot be changed without shareholder approval. For each series of preference stock, the Southern California Edison board of directors or a committee thereof, within the limitations and restrictions stated in the SCE Articles of Incorporation, sets the number of shares, dividend rights, dividend rate, including fixed and variable rates, conversion rights, voting rights (if any), rights and terms of redemption (including sinking fund provisions), redemption price or prices and voluntary liquidation preferences.
Cumulative Preferred Stock (par value $25)
Southern California Edison currently has four series of cumulative preferred stock (par value $25) outstanding as follows:

Series Title	Interest Rate/Payment Dates	Redemption Price Per Share/Notice	Trading Symbol[1]
4.32% Series	4.32% payable on the last day of every quarter	$28.75 on 30 days’ notice	SCEpD
4.08% Series	4.08% payable on the last day of February, May, August and November	$25.50 on 30 days’ notice	SCEpB
4.24% Series	4.24% payable on the last day of February, May, August and November	$25.80 on 30 days’ notice	SCEpC
4.78% Series	4.78% payable on the last day of February, May, August and November	$25.80 on 30 days’ notice	SCEpE

Rank of the Preferred Stock
All series of SCE’s cumulative preferred stock currently outstanding rank equally as to dividends and payments upon liquidation, dissolution or winding up. The preferred stock ranks senior to all of the preference stock and common stock.
Distribution Rights
Holders of SCE’s cumulative preferred stock will be entitled to receive distributions, when, as, and if declared by the SCE board of directors, out of SCE’s assets legally available for payment to shareholders. These distributions may be cash distributions or distributions in kind or in other property. The preferred stock is paid dividends in preference to the holders of SCE’s preference stock and common stock.

___________________________
1 All of SCE’s preferred stock are traded on the NYSE American LLC.

Voting Rights
Each share of SCE’s cumulative preferred stock is entitled to one vote and votes may be accumulated in electing directors. If dividends have not been paid on the preferred stock for six consecutive quarters, the holders of the preference stock will have the right to elect two directors to the SCE board of directors.
Redemption Rights
All of SCE’s outstanding cumulative preferred stock is redeemable upon at least 30 days’ notice at the redemption price per share listed in the table above for each series. If the dividends for any series of cumulative preferred stock are in default, no cumulative preferred stock may be redeemed unless all of the cumulative preferred stock then outstanding is redeemed.
Rights Upon Liquidation
On any liquidation of SCE, the holders of cumulative preferred stock are entitled to be paid $25 per share in the case of involuntary liquidation and the relevant redemption price per share in the case of a voluntary liquidation, in each case including unpaid accrued dividends.
Other Rights
None of the SCE cumulative preferred stock has any preemptive or conversion rights. All of the outstanding shares of preferred stock are fully paid and nonassessable.
Listing, Transfer Agent and Registrar
Each outstanding series of SCE’s cumulative preferred stock is listed on the NYSE American LLC and the transfer agent and registrar for all of the preferred stock is Equiniti Trust Company.

Preference Stock (no par value)
SCE currently has six series of preference stock (no par value) and five series of related Trust Preference Securities (“TPS”) outstanding as follows:

Series Title	Related TPS Series Title	Interest Rate/Payment Dates	TPS Issuer	TPS Trading Symbol[2]
Series E	N/A	6.250% payable on February 1 and August 1	N/A	N/A
Series G	5.10% Trust Preference Securities	5.10% payable quarterly on March 15, June 15, September 15, and December 15	SCE Trust II	SCE PR G
Series H	5.75% Fixed-to-Floating Rate Trust Preference Securities	5.75% payable quarterly on March 15, June 15, September 15, and December 15[3]	SCE Trust III	SCE PR H
Series J	5.375% Fixed-to-Floating Rate Trust Preference Securities	5.375% payable quarterly on March 15, June 15, September 15, and December 15[4]	SCE Trust IV	SCE PR J
Series K	5.45% Fixed-to-Floating Rate Trust Preference Securities	5.45% payable quarterly on March 15, June 15, September 15, and December 15[5]	SCE Trust V	SCE PR K
Series L	5.00% Trust Preference Securities	5.00% payable quarterly on March 15, June 15, September 15, and December 15	SCE Trust VI	SCE PR L
Trust Preference Securities
With the exception of the Series E preference stock, all of the outstanding series of SCE’s preference stock are held by various SCE subsidiary Delaware statutory trusts, which are issuers of TPS. Generally, each series of TPS has substantially the same payment terms as the corresponding and underlying SCE preference stock. For further information on the terms and rights of the TPS, see below
Rank of the Preference Stock
All series of preference stock currently outstanding rank equally as to dividends and payments upon liquidation, dissolution or winding up. The preference stock ranks junior to all of the preferred stock and senior to all common stock.
Distribution Rights
Holders of SCE’s preference stock will be entitled to receive distributions, when, as, and if declared by the SCE board of directors, out of SCE’s assets legally available for payment to shareholders. These distributions may be cash distributions or distributions in kind or in other property. Dividends on any series of preference stock may be cumulative or non-cumulative. Distributions on any series of preference stock, if cumulative, will be cumulative from and after the date set forth in the applicable
________________________________
2All of the TPS are traded on the NYSE American LLC.
3From and including March 15, 2024, distributions will accrue and be payable at a floating rate equal to the three-month LIBOR plus a spread of 2.99% per annum, payable beginning on June 15, 2024.
4From and including September 15, 2025, distributions will accrue and be payable at a floating rate equal to the three-month LIBOR plus a spread of 3.132% per annum, payable beginning on December 15, 2025.
5From and including March 15, 2026, distributions will accrue and be payable at a floating rate equal to the three-month LIBOR plus a spread of 3.79% per annum, payable beginning on June 15, 2026.

prospectus supplement. Whenever dividends on any shares of the SCE preferred stock are in default, SCE may not:

•	pay or declare any dividend on the preference stock or common stock, except a dividend payable in preference stock or common stock; or

•	purchase or redeem any shares of preference stock or common stock, except with the proceeds of any sale of shares of preference stock or common stock.

Voting Rights
Holders of SCE preference stock will not have any voting rights, except as required by law or as indicated in the applicable certificate of determination and prospectus supplement.
Redemption Rights
Each series of outstanding SCE preference stock listed above may be redeemed, in whole or in part, at 100% of the liquidation preference plus accrued and unpaid dividends, if any, on or after the redemption dates listed in the table below. Shares of preference stock may be redeemed, in whole, but not in part, prior to the redemption dates listed in the table below if certain changes in tax or investment company law or interpretation or applicable rating agency equity credit criteria occur and certain other conditions listed in the applicable certificate of determination and prospectus supplement are satisfied. Upon any redemption of the SCE preference stock, a corresponding amount of the related TPS will also be redeemed.

Series Title	Redemption Date/Liquidation Preference
Series E	February 1, 2022/$1,000 per share
Series G	March 15, 2018/$2,500 per share
Series H	March 15, 2024/$2,500 per share
Series J	September 15, 2025/$2,500 per share
Series K	March 15, 2026/$2,500 per share
Series L	June 26, 2022/$2,500 per share
Rights Upon Liquidation
If SCE liquidates, dissolves or winds up its affairs, then, before it makes distributions to holders of common stock or any other class or series of shares of SCE capital stock ranking junior to the preference stock in the distribution of assets, the holders of each series of preference stock shall be entitled to receive liquidating distributions out of SCE’s assets legally available for distribution to shareholders. SCE will make liquidating distributions in the amount of the liquidation preference set forth in the table above plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preference stock will have no right or claim to any of SCE’s remaining assets.
If SCE liquidates, dissolves or winds up and does not have enough legally available assets to pay the amount of the liquidating distributions on all outstanding shares of preference stock and other classes of capital stock ranking equally with the preference stock in the distribution of assets, then the holders of the preference stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Other Rights
Holders of shares of SCE preference stock do not have any preemptive or conversion rights. The preference stock, when issued, will be fully paid and nonassessable. There are no provisions for any maintenance or sinking funds for any of the outstanding series of preference stock.
Listing, Registration and Transfer
SCE preference stock is not listed on any exchange. The transfer agent and registrar for SCE preference stock the related Trust Preference Securities is Equiniti Trust Company.
Trust Preference Securities
General
TPS are issued by Delaware statutory trust subsidiaries of SCE. Each TPS share represents an undivided beneficial interest in the assets of the applicable SCE Trust. All of the outstanding shares of each of the SCE Series G, H, J, K, and L preference stock are held by the SCE Delaware statutory trusts listed as TPS Issuers in the table above. Each series of TPS has substantially the same payment terms as the applicable underlying SCE preference stock.
Distribution Rights
The SCE Trusts may only make distributions on the shares of TPS if and to the extent that SCE makes dividend payments on the underlying and corresponding series of preference shares.
Voting Rights
Holders of the outstanding TPS have no voting rights except as required by law or as indicated in the applicable prospectus supplement.
Redemption Rights
Each series of TPS may be redeemed on the same basis as the underlying and corresponding series of SCE preference stock. Upon any redemption of the underlying and corresponding preference stock, a corresponding amount of the related TPS will also be redeemed.
Guarantee
SCE fully and unconditionally guarantees payment of amounts due under the TPS on a subordinated basis and only to the extent the trust has funds available for payment of those amounts. This does not cover payments if the trust does not have sufficient funds to make distribution payments, including, for example, if SCE has failed to pay the trust dividends on the applicable series of SCE preference stock.

Rights Upon Liquidation
SCE may dissolve its subsidiary Delaware statutory trusts at any time. If SCE dissolves any such trust and the trust has satisfied all of its liabilities as required by law, the trustees will either distribute shares of the applicable series of SCE preference stock (or depositary shares in lieu thereof) to the TPS holders or pay the liquidation amount of the TPS, plus any accrued and unpaid dividends, if any, in cash out of the assets of the trust.
Other Rights
SCE has also granted each TPS holder the right to institute a proceeding directly against SCE for the enforcement of the rights of a holder of the applicable series of SCE’s preference stock. For this purpose, each TPS share represents a 1/100th interest in a share of the applicable series of preference stock and a TPS holder may enforce this right of direct action only to the extent of the interest in the applicable series of SCE preference stock corresponding to the aggregate liquidation amount of that TPS holders’ TPS shares. In addition, if SCE or any of its affiliates are holders of TPS, such SCE holder will have the right to exchange its TPS for shares of the underlying and corresponding series of SCE preference stock.
Listing, Transfer Agent and Registrar
Each outstanding series of TPS is listed on the NYSE American LLC under the symbols listed in the table above. The transfer agent and registrar for each outstanding series of TPS is The Bank of New York Mellon Trust Company, N.A..